EXHIBIT 23.4

                               September 21, 2001


Sun Community Bancorp Limited
2777 East Camelback Road
Suite 375
Phoenix, Arizona 85016

     Re: Southern Arizona Community Bank

Ladies and Gentlemen:

     JMP Financial, Inc. hereby consents to your including a copy of the fairness opinion in the proxy statement/prospectus with regards to Southern
Arizona Community Bank and to the reference to this firm in the proxy statement/prospectus as financial advisor to Southern Arizona Community Bank and under the caption "Opinion of Financial Adviser".

                                Very truly yours,

                                /s/ John Palffy

                                John Palffy
                                President